EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made, entered into and effective as of November 1, 2006 (the “Effective Date”), between KREIDO LABORATORIES (the “Company”), and JOEL BALBIEN, Ph.D., an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of the Executive’s employment by the Company in the positions of President and Chief Executive Officer;

NOW, THEREFORE, in consideration of the covenants and promises contained herein, the Company and the Executive agree as follows:

1. Employment Period. The Company offers to employ the Executive, and the Executive agrees to be employed by Company, on an "at will" basis, in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the first (1st) anniversary of the Effective Date (the “Scheduled Termination Date”), unless terminated in accordance with the provisions of Section 12 below, in which case the provisions of Section 12 shall control; provided, however, that unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least 90 days prior to the expiration of the initial term or any renewal term of this Agreement (as the case may be), this Agreement shall automatically renew for additional one-year periods commencing on the day after such expiration date. The Executive affirms that no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement. The Company may terminate this Agreement, anything to the contrary notwithstanding, without any further compensation due to the Executive in the event that the Company does not close a financing of at least TWENTY-FIVE MILLION DOLLARS ($25,000,000) prior to January 15, 2007.

2. Position and Duties. During the term of the Executive’s employment hereunder, the Executive shall continue to serve in, and assume duties and responsibilities consistent with, the positions of President and Chief Executive Officer, unless and until otherwise instructed by the Company. The Executive agrees to devote to the Company substantially all of his working time, skill, energy and best business efforts during the term of his employment with the Company, and the Executive shall not engage in business activities outside the scope of his employment with the Company if such activities would detract from or interfere with his ability to fulfill his responsibilities and duties under this Agreement or require substantial amounts of his time or of his services, or which would constitute a conflict of interest by the Executive.

3. No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every future business opportunity presented to the Executive that arises within the scope of the Business of the Company (as defined below) and would be feasible for the Company, and that he will not, directly or indirectly, exploit any such opportunity for his own account.

4. Hours of Work. The Executive’s normal days and hours of work shall coincide with the Company’s regular business hours. The nature of the Executive’s employment with the Company requires flexibility in the days and hours that the Executive must work, and may necessitate that the Executive work on other or additional days and hours.

5. Location. The locus of the Executive’s employment with the Company shall be primarily at the Company’s office located in Camarillo, California.

6. Compensation.

(a) Base Salary. During the term of this Agreement, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, an annual salary of TWO HUNDRED THOUSAND DOLLARS ($200,000), less all applicable taxes and other appropriate deductions, payable in accordance with the Company's policy for salaried employees.

The Compensation Committee (as defined below) of the Board shall also review the Executive’s base salary annually and shall make a recommendation to the Board as to whether such base salary should be adjusted upward, which decision shall be within the Board’s sole discretion.

(b) Annual Bonus. The Executive shall be entitled to an initial bonus of up to ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000) for the period from the Effective Date through December 31, 2007, the actual amount of the bonus shall be determined according to achievement of performance-related financial and operating targets established quarterly for the Company and the Executive by the Compensation Committee. The Compensation Committee will establish four (4) quarterly performance plans for the Employee. Each plan will contain financial and operating objectives (the "Quarterly Performance Targets"), the achievement of which will determine the amount of bonus paid during that quarter. The initial performance objective shall be the completion of an equity financing of the Company or its parent Company, which is expected to close concurrently with the proposed merger transaction (the “Merger”) referred to in Section 17, for which a bonus of THIRTY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($37,500) will be paid upon the closing date of the equity financing and the Merger. The remaining three (3) Quarterly Performance Targets will be set by the Compensation Committee of the board of directors of the Company or its parent Company (the “Compensation Committee”) not later than January 12, 2007. The remaining payments, if the Executive meets Quarterly Performance Targets, are scheduled for April 1, 2007, July 1, 2007 and November 1, 2007.  Quarterly Performance related financial and operational targets for Q4:2007 - Q3:2008 shall be adopted by the Compensation Committee promptly after the end of Q3:2007, but in no event later than October 12, 2007).

7. Expenses. During the term of this Agreement, the Executive shall be entitled to payment or reimbursement of any reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company. All requests by the Executive for payment or reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time require, evidencing that the Executive, in fact, incurred or paid said expenses.

8. Vacation. During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, twenty (20) vacation days, per year. The Executive shall be entitled to carry over any accrued, unused vacation days from year to year as provided by current Company policy.

9. Lock-Up Agreement. The Executive shall enter into a Lock-Up Agreement with the Company in the form attached hereto as Exhibit B. During any period that the Executive is precluded by the Lock-Up Agreement from exercising the Option granted to the Executive under Section 10, then the exercise period in Section 10(d) will be extended by the amount of time during which the Executive could not exercise the Option.

10. Stock Options. The Company hereby agrees to use commercially reasonable efforts to cause Kreido Biofuels, Inc., a Nevada corporation (the “PubCo”) to grant the Executive a non-qualified stock option under the PubCo's equity incentive plan on the terms and conditions hereinafter stated. When so granted, the following terms and conditions will be incorporated into a separate stock option agreement (the “PubCo Stock Option Agreement”), dated the date of the grant, between the Executive and the PubCo. In the event of any inconsistency between the PubCo Stock Option Agreement and this Agreement, the terms of the PubCo Stock Option Agreement shall prevail.

(a) Grant of Option. On the effective date of the Merger, the Company will grant the Executive an option to purchase an aggregate of ONE MILLION TWO HUNDRED AND FIVE THOUSAND THREE HUNDRED AND EIGHTY FOUR (1,205,384) shares of the Company’s common voting stock (the “Option”) under the PubCo’s 2006 Stock Option Plan (the “Stock Option Plan”). In subsequent years the Executive shall be eligible for such grants of options and other permissible awards (collectively with such options, the “Awards”) under the Stock Option Plan as the Compensation Committee of the board of directors of PubCo shall determine.

(b) Option Price; Term. The per share exercise price of the Option shall be ONE AND 35/100THS DOLLARS ($1.35), which represents the anticipated fair market value per share of Company common voting stock on the closing date of the Merger. The term of the Option shall be ten (10) years from the date of grant.

(c) Vesting and Exercise. The Option shall be vested and exercisable in eight (8) quarterly installments of ONE HUNDRED FIFTY THOUSAND SIX HUNDRED AND SEVENTY THREE (150,673) shares each.

(d) Termination of Service; Accelerated Vesting.

(i) If the Executive’s employment is terminated for Cause, as such term is defined below, all Awards, whether or not vested, shall immediately expire effective the date of termination of employment.

(ii) If the Executive’s employment is terminated voluntarily by the Executive without Good Reason, as such term is defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire on the later of ninety (90) days after the termination of employment and the expiration of the contractual lock-up agreement.

(iii) If the Executive’s employment terminates on account of death or Disability, as defined below, all unvested Awards shall immediately expire effective the date of termination of employment. Vested Awards, to the extent unexercised, shall expire one (1) year after the termination of employment.

(iv) If the Executive’s employment is terminated (A) in connection with a Change of Control, as defined below, (B) by the Company without Cause or (C) by the Executive for Good Reason, one-half (1/2) of all unvested Awards shall immediately vest up to a maximum of six (6) months, and become exercisable effective the date of termination of employment, and, to the extent unexercised, shall expire one (1) year from the date of termination of employment.

(e) Payment. The full consideration for any shares purchased by the Executive upon exercise of the Option shall be paid in cash.

11. Other Benefits.

(a) During the term of this Agreement, the Executive shall be eligible to participate in incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to all of the Company’s managerial or salaried executive employees.

(b) The Executive’s spouse and dependent minor children will be covered under the Benefit Plans providing health, medical, dental, and vision benefits, in substantially the same manner, including but not limited to responsibility for the cost thereof, and at substantially the same levels, as the Company makes such opportunities available to the spouses and dependent minor children to all of the Company’s managerial or salaried executive employees.

(c) The Company shall purchase and maintain traditional directors and officers liability insurance coverage in the amount of at least ONE MILLION DOLLARS ($1,000,000) covering the Company’s officers and directors, including the Executive, as soon as practicable after the Effective Date, but in no event later than 30 days following the Effective Date, provided such coverage is available on commercially reasonable terms.

(d)  Until such time as the Executive becomes covered by Company medical coverage, the Company shall pay the cost of COBRA coverage provided by the Executive’s prior employer, to the same extent as such coverage was paid for by such prior employer.

12. Termination of Employment.

(a) Death. In the event that during the term of this Agreement the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary, unpaid pro rata annual bonus and unused vacation days accrued through the date of death; provided, that nothing contained in this paragraph shall be deemed to excuse any breach by the Company of any provision of this Agreement. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b) “Disability.” In the event of the Executive's disability for a period of 120 consecutive days during any 365-day period, the Company shall thereafter have the right, upon written notice to the Executive, to terminate this Agreement, in which case the date of termination shall be the date of such written notice to the Executive. As used herein, "disability" shall mean a physical and/or mental disability of the Executive that prevents the Executive from substantially performing the essential functions of his position even with reasonable accommodation. In the event of termination under this Section, all the Executive's compensation and benefits shall cease as of the date of his termination, and the Executive will not be entitled to receive any Severance.

(c) “Cause.”

(i) At any time during the term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall be defined as the occurrence of: (A) gross neglect, malfeasance or gross insubordination in performing the Executive’s duties under this Agreement; (B) the Executive’s conviction for a felony, excluding convictions associated with traffic violations; (C) an egregious act of dishonesty (including without limitation theft or embezzlement) or a malicious action by the Executive toward the Company’s customers or employees; or (D) a willful and material violation of any provision of Section 13 or Section 14 hereof.

(ii) Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, any earned but unpaid portion of Executive's annual bonus and unused vacation days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. However, 12 (c)(ii) not withstanding, with respect to "Cause" as defined in 12 (c)(i)(D) of the Employment Agreement, the Company must provide notification in writing of the breach and the Employee shall have the right to cure the breach to the satisfaction of the Company within 30 days of the written notice.

(d) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of, or the Company’s Board votes to approve: (A) any consolidation or merger of the Company pursuant to which the stockholders of the Company immediately before the transaction do not retain immediately after the transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the surviving business entity; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100% of the outstanding voting securities of such company after any such transfer; (C) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company.

(e) “Good Reason.”

(i) At any time during the term of this Agreement, subject to the conditions set forth in Section 12(e)(ii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title specified in Section 2 above, provided, however, that the retention of another executive as President and Chief Executive Officer shall not, in and of itself, entitle the Executive to claim a termination for Good reason hereunder; (C) any termination of the Executive’s employment by the Company, other than a termination for Cause, within 12 months after a Change of Control; (D) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date within 12 months after a Change of Control; or (E) material breach by the Company of this Agreement.

(ii) The Executive shall not be entitled to terminate his employment with the Company and this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from the Executive of such written notice.

(iii) In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid base salary, any earned but unpaid portion of Executive's bonus, and previously granted and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) as severance pay, the Executive’s full base salary for a period of six (6) months; and (C) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date. Except for severance which will be payable monthly, all payments due hereunder shall be made within 45 days after the date of termination of the Executive’s employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(iv) The Executive shall have no duty to mitigate his damages, except that continued benefits required to be provided under Section 11(e)(iii)(D) shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive during the period prior to the Scheduled Termination Date by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services.

(f) Without “Cause.”

(i) By the Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company other than for Good Reason by providing prior written notice of at least 90 days to the Company. Upon termination by the Executive of this Agreement and the Executive’s employment with the Company without Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary, and unused vacation days accrued through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii) By The Company. At any time during the term of this Agreement, the Company shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Cause by providing prior written notice of at least 90 days to the Executive. Upon termination by the Company of this Agreement and the Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): (A) any earned but unpaid base salary, unpaid pro rata bonus previously granted and unused vacation days accrued through the Executive’s last day of employment with the Company; (B) as severance pay, the Executive’s full base salary for a period of six (6) months; and (C) continued coverage, at the Company’s expense, under all Benefits Plans in which the Executive was a participant immediately prior to his last date of employment with the Company, or, in the event that any such Benefit Plans do not permit coverage of the Executive following his last date of employment with the Company, under benefit plans that provide no less coverage than such Benefit Plans, through the Scheduled Termination Date. Except for severance which will be payable monthly, all payments due hereunder shall be made within 45 days after the date of termination of the Executive’s employment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

13. Confidential Information.

(a) The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed since prior to the Effective Date, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients, business partners or customers (“Confidential Information”). The term “Confidential Information” includes information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients, business partners or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

(b) Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients, business partners or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity (other than the Company) the Confidential Information. “Confidential Information” includes the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, prospective customers, suppliers, employees, consultants, co-venturers and/or joint venture candidates of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, prospective customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) non-public information proprietary to the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, expansion plans (for current and proposed facilities), markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) proprietary technical information concerning products and services of the Company, its affiliates and/or its clients, business partners or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients, business partners or customers; (vi) acquisition or merger targets; (vii) business plans or strategies, data, records, financial information or other trade secrets concerning the actual or contemplated business, strategic alliances, policies or operations of the Company or its affiliates; or (viii) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company; or (ix) any other confidential information disclosed to the Executive by, or which the Executive obligated under a duty of confidence from, the Company, its affiliates, and/or its clients, business partners or customers.

(c) The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d) In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company or destroy any and all originals and copies of Confidential Information.

14. Non-Competition And Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States and Europe (the “Geographic Boundary”) (to the extent the Company comes to own or operate any material asset in other areas during the term of the Executive’s employment, the definition of Geographic Boundary shall be automatically expanded to cover such other areas), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.

(b) The Executive hereby agrees and covenants that he shall not, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, (i) during the Executive’s employment with the Company and (ii) the period during which the Executive continues to receive his base salary pursuant to Section 12(e) or Section 12(f)(ii) of this Agreement following the termination of this Agreement and of the Executive’s employment, in the Geographic Boundary:

(i) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company. The “Business of the Company” is defined as the development and production of biodiesel and other alternatives to petroleum-based fuels within the Geographic Boundary.

(ii) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement.

(iii) Attempt in any manner to solicit or accept from any customer of the Company, with whom the Executive had significant contact during the term of the Agreement, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the Business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person.

(iv) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the Business of the Company.

15. Dispute Resolution. The Executive and the Company agree that any dispute or claim, whether based on contract, tort, discrimination, retaliation, or otherwise, relating to, arising from, or connected in any manner with this Agreement or with the Executive’s employment with Company shall be resolved exclusively through final and binding arbitration under the auspices of the American Arbitration Association (“AAA”). The arbitration shall be held in Los Angeles, California. The Company will be responsible for the cost of the arbitration and the arbitrator. The arbitration shall proceed in accordance with the National Rules for the Resolution of Employment Disputes of the AAA in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. The arbitration shall be conducted by one arbitrator who is a member of the AAA, unless the parties mutually agree otherwise. The arbitrator shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to them. The arbitrator may grant any relief authorized by law for any properly established claim. The interpretation and enforceability of this paragraph of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. § 1, et seq. More specifically, the parties agree to submit to binding arbitration any claims for unpaid wages or benefits, or for alleged discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, COBRA, the New York State Human Rights Law, the New York City Human Rights Law, and any other federal, state, or local law, regulation, or ordinance, and any common law claims, claims for breach of contract, or claims for declaratory relief. The Executive acknowledges that the purpose and effect of this paragraph is solely to elect private arbitration in lieu of any judicial proceeding he might otherwise have available to him in the event of an employment-related dispute between him and the Company. Therefore, the Executive hereby waives his right to have any such employment-related dispute heard by a court or jury, as the case may be, and agrees that his exclusive procedure to redress any employment-related claims will be arbitration.

16. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:

Kreido Laboratories
1140 Avenida Acaso
Camarillo, California 93012
Attn: Chairman of the Board
Facsimile: (805) 384-0989

If to the Executive:

Joel Balbien, Ph.D.
4041 Balcony Drive
Calabasas, California 91302

Any party may change the address to which communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

17. Assignment and Assumption. This Agreement may be assigned to and assumed by the PubCo in connection with a proposed merger transaction involving the Company and a subsidiary of the Pubco. From and after such assignment and assumption, all references to the Company shall be references to the PubCo, and this Agreement shall have been effectively novated to become an agreement between the Executive and the PubCo.

18. Miscellaneous.

(a) All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to that State’s principles of conflicts of law.

(b) The Executive and the Company agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(c) The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Section 13 or Section 14 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Section 13 or Section 14 of this Agreement. The Executive and the Company agree that any pursuit of equitable relief in respect of Section 13 or Section 14 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 15 of this Agreement.

(d) Any waiver or inaction by the Company for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(e) The Executive and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement. Each party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by him or it in entering into this Agreement.

(f) The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity.

(g) This instrument constitutes the entire Agreement between the parties regarding its subject matter. When signed by all parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Company and the Executive.

(h) This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

(i) THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE:	COMPANY:

KREIDO LABORATORIES

/s/ Joel Balbien	By: /s/ Philip Lichtenberger
JOEL BALBIEN, Ph.D.	Name: Philip Lichtenberger
Title: Executive Vice President